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                                                                 EXHIBIT 12


                    NEWMONT GOLD COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Amounts in thousands except ratios)
                                 (Unaudited)


                                                           Three Months Ended
                                                             March 31, 1995
                                                           ------------------
Earnings:
  Income before income taxes                                     $ 18,871

  Adjustments:
    Net interest expense (1)                                        8,716
    Amortization of capitalized interest                              585
    Portion of rental expense representative
     of interest                                                      303
    Undistributed income of less than 50%
     owned entities                                                 2,276
                                                                 --------
                                                                 $ 30,751
                                                                 ========
Fixed Charges:
  Net interest expense (1)                                       $  8,716
  Capitalized interest                                              2,810
  Portion of rental expense representative
   of interest                                                        303
                                                                 --------
                                                                 $ 11,829
                                                                 ========
Ratio of earnings to fixed charges                                    2.6
                                                                 ========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.